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                                                                      EXHIBIT 12

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                             YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                     2000     1999     1998     1997     1996
                                                    ------   ------   ------   ------   ------
Income before taxes...............................  $  126   $1,902   $2,419   $2,429   $2,377
Interest expense (net of amounts capitalized).....   1,041      736      543      405      448
Interest factor on rentals ( 1/3).................     137       92       70       91       79
                                                    ------   ------   ------   ------   ------
Earnings available for fixed charges..............  $1,304   $2,730   $3,032   $2,925   $2,904
                                                    ------   ------   ------   ------   ------
Interest expense..................................  $1,094   $  763   $  568   $  425   $  479
Interest factor on rentals ( 1/3).................     137       92       70       91       79
                                                    ------   ------   ------   ------   ------
Fixed charges.....................................  $1,231   $  855   $  638   $  516   $  558
                                                    ------   ------   ------   ------   ------
Ratio of earnings to fixed charges................    1.06     3.19     4.75     5.67     5.20
                                                    ------   ------   ------   ------   ------

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